EXHIBIT 10.1

CHANGE-IN-CONTROL AGREEMENT FOR
SENIOR EXECUTIVE VICE PRESIDENT
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THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), is made as of _______________, among VALLEY NATIONAL BANK (“Bank”), a national banking association with its executive office at 1455 Valley Road, Wayne, New Jersey, VALLEY NATIONAL BANCORP (“Valley”), a New Jersey corporation which maintains its principal office at 1455 Valley Road, Wayne, New Jersey (Valley and the Bank collectively are the “Company”) and (the “Executive”).
BACKGROUND
WHEREAS, the Executive has been continuously employed by the Bank and Valley for a period of years and is a Senior Executive Vice President of the Company;
WHEREAS, the Executive has worked diligently in the Executive’s positions in the business of the Bank and Valley;
WHEREAS, the Boards of Directors of the Bank and Valley (either one, the Board of Directors” and together, the Boards) believe that the future services of the Executive are of great value to the Bank and Valley and that it is important for the growth and development of the Bank that the Executive continue in the Executive’s position;
WHEREAS, if the Company receives any proposal from a third person concerning a possible business combination with, or acquisition of equities securities of, the Company, the Boards believe

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it is imperative that the Company and the Boards be able to rely upon the Executive to continue in the Executive’s position, and that they be able to receive and rely upon the Executive’s advice, if they request it, as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal;
WHEREAS, to achieve that goal, and to retain the Executive’s services prior to any such activity, the Compensation Committee of the Boards has approved entering into this Agreement to govern the Executive’s employment terms and termination benefits in the event of and for a period of time after a Change-in-Control of the Company, as hereinafter defined;
WHEREAS, the Executive and the Company had entered into a Change-in-Control Agreement, and have agreed to replace that Agreement with this Agreement;
NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of an acquisition or bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive, each intending to be legally bound hereby agree as follows:
1.    Definitions.
a.    Cause. For purposes of this Agreement “Cause” with respect to the termination by the Company of Executive’s employment shall mean (i) willful and continued failure by the Executive to perform the Executive’s duties for the Company under this Agreement after at least one warning in writing from the Board of Directors identifying specifically any such failure;

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(ii) the willful engaging by the Executive in misconduct which causes material injury to the Company as specified in a written notice to the Executive from the Board of Directors; or (iii) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (required with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.
b.    Change-in-Control. “Change-in-Control” means any of the following events: (i) when Valley or a Valley Subsidiary acquires actual knowledge that any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of Valley or a Valley Subsidiary or an employee benefit plan established or maintained by Valley, a Valley Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d‑3 of the Exchange Act) directly or indirectly, of securities of Valley representing more than twenty‑five percent (25%) of the combined voting power of Valley’s then outstanding securities (a “Control Person”); (ii) upon the first purchase of Valley’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Valley, a Valley Subsidiary or an employee benefit plan established or maintained by Valley, a Valley Subsidiary or any of their respective affiliates); (iii) the consummation of (A) a transaction, other than a Non‑Control Transaction, pursuant to which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of Valley’s assets or (C) a plan of liquidation or dissolution of Valley; (iv) if during any period of two (2)

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consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of Valley (the “Valley Board”) cease for any reason to constitute at least 60% thereof or, following a Non‑Control Transaction, 60% of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Valley Board (or, following a Non‑Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director; or (v) upon a sale of (A) common stock of the Bank if after such sale any person other than Valley, an employee benefit plan established or maintained by Valley or a Valley Subsidiary, or an affiliate of Valley or a Valley Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). For purposes of this paragraph: (I) Valley will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Valley or any successor to Valley; (II) “Non‑Control Transaction” means a transaction in which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least 60% of the directors of the Surviving Corporation immediately after the transaction are individuals who were directors of Valley on the day before the first public announcement relating to the transaction; (III) the “Surviving Corporation” in a transaction in which Valley becomes the subsidiary of another corporation is the ultimate parent entity of Valley or Valley’s successor; (IV) the “Surviving Corporation” in any other transaction pursuant to which Valley is merged with or into another corporation is the surviving or resulting corporation in the merger or consolidation;

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and (V) “Valley Subsidiary” means any corporation in an unbroken chain of corporations, beginning with Valley, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
c.     Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change-in-Control and ending on the earlier of (i) the third anniversary of the Change-in-Control or (ii) the death of the Executive. For the purpose of this Agreement, a Change-in-Control shall be deemed to have occurred at the date specified in the definition of Change-in-Control.
d.    Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
e.    Good Reason. When used with reference to a voluntary termination by Executive of the Executive’s employment with the Company, “Good Reason” shall mean any of the following, if taken without Executive’s express written consent:
(1)The assignment to Executive of any duties inconsistent with, or the reduction of powers or functions associated with, Executive’s position, title, duties, responsibilities and status with the Company immediately prior to a Change-in-Control; any removal of Executive from, or any failure to re-elect Executive to any positions(s) or offices(s) Executive held immediately prior to such Change-in-Control;

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(2)A reduction by the Company in Executive’s annual base compensation as in effect immediately prior to a Change-in-Control or the failure to award Executive annual increases in accordance herewith;
(3)A failure by the Company to continue any bonus plan in which Executive participated immediately prior to the Change-in-Control (except that the Company may institute plans, programs or arrangements providing the Executive substantially similar benefits) or a failure by the Company to continue Executive as a participant in such plan on at least the same basis as Executive participated in such plan prior to the Change-in-Control; or a failure to pay the Executive the bonus provided for in Section 4.b hereof at the time and in the manner therein specified;
(4)The Company’s transfer of Executive to another geographic location outside of New Jersey or more than 25 miles from the Executive’s present office location, except for required occasional travel on the Company’s business to an extent consistent with Executive’s business travel obligations immediately prior to such Change-in-Control;
(5)The failure by the Company to continue in effect any employee benefit plan, program or arrangement (including, without limitation the Company’s retirement plan, benefit equalization plan, life insurance plan, health and accident plan, disability plan, deferred compensation plan or long term stock incentive plan) in which Executive is participating immediately prior to a Change-in-Control (except that the Company may institute or continue plans, programs or arrangements providing Executive with substantially similar benefits); the taking of any action by the Company which would

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adversely affect Executive’s participation in or materially reduce Executive’s benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Executive, of any material fringe benefit enjoyed by Executive immediately prior to such Change-in-Control; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive was entitled immediately prior to such Change-in-Control;
(6)The failure by the Company to obtain an assumption in writing of the obligations of the Company to perform this Agreement by any successor to the Company and to provide such assumption to the Executive prior to any Change-in-Control; or
(7)Any purported termination of Executive’s employment by the Company during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, for purposes of this Agreement, no such purported termination shall be effective.
2.        Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein.
3.        Position. During the Contract Period the Executive shall be employed by the Company in the position the Executive held with the Company prior to the Change-in-Control, or with such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of the Company, with the same title and the same duties and responsibilities as before the Change-in-Control. The Executive shall devote full time and attention

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to the business of the Company, and shall not during the Contract Period be engaged in any other business activity. This paragraph shall not be construed as preventing the Executive from managing any investments which do not require any service on the Executive’s part in the operation of such investments or from continuing to serve on any boards of directors or trustees which he served prior to the Change-in-Control or for which consent is provided after a Change-in-Control.
4.        Cash Compensation. The Company shall pay to the Executive compensation for services during the Contract Period as follows:
a.    Base Salary. A base annual salary equal to the annual salary in effect as of the Change-in-Control. The annual salary shall be payable in installments in accordance with the Company’s usual payroll method.
b.    Annual Bonus. An annual cash bonus equal to the average of the cash bonuses awarded to the Executive in the three years prior to the Change-in-Control (or such lesser number of full years during which Executive has been employed by the Company). Subject to any express regulatory requirements, the bonus shall be paid within 45 days of the end of the calendar year for which the bonus is awarded.
c.    Annual Review. The Board of Directors during the Contract Period shall review annually, or at more frequent intervals which the Board of Directors determines is appropriate, the Executive’s compensation and shall award the Executive additional compensation to reflect the Executive’s performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board of Directors.
5.        Expenses and Fringe Benefits.

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a.    Expenses. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by the Executive with respect to the business of the Company in the same manner and to the same extent as such expenses were previously reimbursed to the Executive immediately prior to the Change-in-Control.
b.    Deferred Compensation Plan. During the Contract Period, if the Executive prior to the Change-in-Control was entitled to benefits under Valley’s Deferred Compensation Plan, effective January 1, 2017 (“DCP”), the Executive shall be entitled to continued benefits under the DCP after the Change-in-Control and the DCP may not be modified or terminated to reduce or eliminate such benefits during the Contract Period.
c.    Club Membership and Automobile. If prior to the Change-in-Control, the Executive was entitled to membership in a country club and/or the use of an automobile or monthly automobile allowance, the Executive during the Contract Period shall be entitled to the same membership and/or use of an automobile at least comparable to the automobile provided to the Executive or monthly automobile allowance prior to the Change-in-Control.
d.    Other Benefits. During the Contract Period, the Executive also shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Company, as such existed immediately prior to the Change-in-Control. During the Contract Period, the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefits enjoyed, from time to time, by senior officers of the Company, all upon terms as favorable as those enjoyed by other senior officers of the Company. Notwithstanding anything in this paragraph 5(d) to the contrary, if the Company adopts any change in the benefits provided for senior

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officers of the Company, and such policy is uniformly applied to all officers of the Company (and any successor or acquirer of the Company, if any) including the chief executive officer of such entities, then no such change shall be deemed to be contrary to this paragraph.
6.        Termination for Cause. During the Contract Period, the Company shall have the right to terminate the Executive for Cause, upon written notice to the Executive of the termination which notice shall specify the reasons for the termination. In the event of termination for Cause the Executive shall be entitled to any compensation or benefits earned through the date of termination but shall not be entitled to any further compensation or benefits under this Agreement.
7.        Disability. During the Contract Period if the Executive becomes permanently disabled, or is unable to perform the duties hereunder for 4 consecutive months, the Company may terminate the employment of the Executive. In such event, the Executive shall be entitled to any compensation or benefits earned through the date of such termination plus a lump sum payable within ten business days of termination of employment equal to one twelfth of the Executive’s highest annual salary (including any 401(k) plan or DCP deferral) paid in any of the three calendar years immediately prior to the Change-in-Control but the Executive shall not be entitled to any further compensation or benefits under this Agreement.
8.        Death Benefits. Upon the Executive’s death during the Contract Period, the Executive’s estate shall be entitled to any compensation or benefits earned through the date of death plus a lump sum payable within thirty business days of the date of death equal to one twelfth of the Executive’s highest annual salary (including any 401(k) plan or DCP deferral) paid in any of the

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three calendar years immediately prior to the Change-in-Control but the Executive shall not be entitled to any further compensation or benefits under this Agreement.
9.        Termination Without Cause or Resignation for Good Reason. The Company may terminate the Executive without Cause during the Contract Period by written notice to the Executive providing four weeks notice. The Executive may resign for Good Reason during the Contract Period upon four weeks’ written notice to the Company specifying facts and circumstances claimed to support the Good Reason. The Executive shall be entitled to give a Notice of Termination that his or her employment is being terminated for Good Reason at any time during the Contract Period, not later than twelve months after any occurrence of an event stated to constitute Good Reason. If the Company terminates the Executive’s employment during the Contract Period without Cause or if the Executive Resigns for Good Reason during the Contract Period, the Company shall, subject to section 12 hereof:
a.    within 20 business days of the termination of employment, pay the Executive a lump sum severance payment equal to two (2) times the Executive’s highest annual compensation paid during or for a calendar year, in any of the three calendar years immediately prior to the Change-in-Control, where annual compensation means (i) salary paid during a calendar year (including any 401(k) plan or DCP deferral) plus (ii) cash bonuses awarded to the Executive for such calendar year, regardless of when paid; and
b.    within 20 business days of the termination of employment, pay the Executive a lump sum amount equal two (2) times (A) the aggregate annual COBRA premium amounts (based upon COBRA rates then in effect) and annual dental coverage premium amounts,

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reflecting what was being provided to the Executive (and his spouse and family) at the time of termination of employment, minus (B) the aggregate annual amount of any employee contribution that would have been required of the Executive (determined as of the termination of employment).
The Executive shall not have a duty to mitigate the damages suffered by the Executive in connection with the termination by the Company of the Executive’s employment without Cause or a resignation for Good Reason during the Contract Period. For the avoidance of doubt, amounts payable hereunder will not be reduced or offset by amounts or benefits earned by the Executive elsewhere. If the Company fails to pay the Executive any lump sum amounts or other benefits due the Executive hereunder, the Executive, after giving 10 days’ written notice to the Company identifying the Company’s failure, shall be entitled to recover from the Company on a monthly basis as incurred all of the Executive’s reasonable legal fees and expenses incurred in connection with enforcement against the Company of the terms of this Agreement. The Executive shall be denied payment of legal fees and expenses only if a court finds that the Executive sought payment of such fees without reasonable cause and not in good faith.
10.        Resignation Without Good Reason. The Executive shall be entitled to resign from the employment of the Company at any time during the Contact Period without Good Reason, but upon such resignation the Executive shall not be entitled to any additional compensation for the time after which the Executive ceases to be employed by the Company, and shall not be entitled to any of the other benefits provided hereunder. No such resignation shall be effective unless in writing with four weeks’ notice thereof.
11.        Non-Disclosure of Confidential Information.

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a.    Non-Disclosure of Confidential Information. Except in the course of the Executive’s employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Executive agrees that, among other things, all information concerning the identity of and the Company’s relations with its customers is confidential information.
b.    Specific Performance. Executive agrees that the Company does not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of the breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions. No alleged breach or breach of this Section 11 shall give the Company the right to withhold or offset against any payments or benefits due the Executive under this Agreement.
c.    Survival. This section shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.
12.        Net Best Tax Provision.
a.    Net Best Provision. Anything in this Agreement to the contrary notwithstanding, in the event that the payments and benefits provided to Executive under this Agreement, when aggregated with any other payments or benefits payable to or received by Executive (the “Aggregate Benefits”), would (i) constitute “parachute payments” within the

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meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s Aggregate Benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts results in the receipt by the Executive on an after-tax basis of the greatest amount of Aggregate Benefits, taking into account the federal, state and local income taxes, including the Excise Tax, that would be imposed upon the Executive’s Aggregate Benefits.
b.    Method of Determination. Unless Valley and the Executive otherwise agree in writing, any determination required under this Section will be made in writing by Valley’s independent public accountants, or other nationally-recognized accounting firm, executive compensation/consulting firm or law firm selected by the Executive and consented to by Valley (which consent shall not be unreasonably withheld, delayed or denied) (the “Accounting/Benefits Firm”). The determination of such Accounting /Benefits Firm will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accounting/Benefits Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accounting/Benefits Firm such information and documents as the Accounting/Benefits Firm may reasonably request in order to make a determination under this Section. To the extent any reduction in Aggregate Benefits is required by this Section, the Aggregate Benefits shall be reduced or eliminated in accordance with the Executive’s instructions provided Valley has no reasonable objection thereto, and all reductions or eliminations shall be based on the value of the Aggregate

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Benefits established for purposes of the determination required under this Section. All fees and expenses of the Accounting/Benefits Firm shall be borne solely by the Company
13.        Term and Effect Prior to Change-in-Control.
a.    Term. Except as otherwise provided in section b below, this Agreement shall commence on the date hereof and shall remain in effect for a period of 3 years from the date hereof (the “Term”) or until the end of the Contract Period, whichever is later. The Term shall be automatically extended for an additional one year period on the anniversary date hereof (so that the Term is always 3 years) unless, prior to a Change-in-Control, the Compensation and Human Resources Committee of Valley notifies the Executive in writing that the Contract is not so extended, in which case the Term shall end at the expiration of then current 3 year Term.
b.    No Effect Prior to Change-in-Control. This Agreement shall not effect any rights of the Company to terminate the Executive prior to a Change-in-Control or any rights of the Executive granted in any other agreement or contract or plan with the Company. The rights, duties and benefits provided hereunder shall only become effective upon and after a Change-in-Control. If the full-time employment of the Executive by the Company is ended for any reason prior to a Change-in-Control, this Agreement shall thereafter be of no further force and effect.
14.        Severance Compensation and Benefits Not in Derogation of Other Benefits. Anything to the contrary herein contained notwithstanding, the payment or obligation to pay any monies, or granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of or agreements with the Company, except that as long as the Executive

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receives the lump sum payments due under Section 9 hereunder (as may be reduced under Section 12), the Executive shall not be entitled to any other severance payments under the Company’s severance policy for officers and employees or under any individual severance agreement or arrangement the Executive may have entered into with the Company.
15.        Notice. During the Contract Period, any notice of termination of the employment of the Executive by the Company or by the Executive to the Company shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth, if necessary, in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment of the Executive or from the Company under the provision so indicated; (iii) specify a date of termination, which shall be not less than two weeks nor more than six weeks after such Notice of Termination is given, except in the case of termination of employment by the Company of the Executive for Cause pursuant to Section 6 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given by personal delivery or, if the individual is not personally available, by certified mail to the last known address of the individual. Upon the death of the Executive, no Notice of Termination need be given.
16.        Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to applicable federal and state payroll or withholding taxes, including if applicable the Excise Tax.

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17.        Section 409A Compliance. This Agreement is intended to be compliant with, or exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), taking into account the severance pay exception and the short term deferral rules that are applicable under 409A, and it shall be administered accordingly. Notwithstanding anything else to the contrary in this Agreement, the DCP, or any other plan, contract, program or otherwise, the Company (and its affiliates) are expressly authorized to delay any scheduled payments under this Agreement, the DCP, and any other plan, contract, program or otherwise, as such payments relate to the Executive, if the Company (or its affiliate) determines that such delay is necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code. Any such payment (which shall be considered to be a separate payment and, and not a series of payments) shall be delayed until the first day of the month following the date that is six (6) months after the Executive ’s separation from service (as defined and determined under Section 409A). At the end of such period of delay, the Executive will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily.
18.        Miscellaneous. This Agreement is the joint and several obligation of the Bank and Valley. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey. This Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby, including expressly any prior dated Change in Control Agreement between the Company and the Executive. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the

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Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company. This Agreement is personal to the Executive and the Executive may not assign any of the Executive’s rights or duties hereunder but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Agreement to be signed by their duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP
By:	By:
____________________________, Secretary	____________________________, Chairman,
Compensation and Human Resources Committee

ATTEST:	VALLEY NATIONAL BANK
By:	By:
____________________________, Secretary	____________________________, Chairman,
Compensation and Human Resources Committee

WITNESS:	EXECUTIVE:

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